Exhibit 10.11

ABS Computer Technologies, Inc.
16839 E. Gale Ave City of Industry, CA 91745
Tel: (626) 271 9700	Fax: (626) 271 9466

September 1, 2005

Personal and Confidential

Lee Cheng

330 Cordova St., Unit 300

Pasadena, CA 91101

Dear Lee,

First of all, we’d like to express our sincere appreciation for your interest in our company. We know that our recruitment process for General Counsel was longer than expected. But, as you may be able to appreciate, we wanted to assure ourselves of identifying an experienced individual for this important role to help us achieve our next levels of success. We sense that you have the experience we are looking for and, thus, we are pleased to offer you employment as General Counsel. You will report to Mr. Jerry Kanaly the company’s CFO.

This position is classified as a full-time position. Your start date will be September 26, 2005. Your base salary is $14,583 per month, which when annualized is $175,000 per year. At the discretion of the company, based upon your performance, continuous service and the company’s profitability, you will be eligible for a bonus in fiscal 2005. The bonus will be awarded after you’ve completed service through December 31, 2005, and will be paid out in early 2006 in accordance with company practice.

The company intends to consolidate its operations under Newegg Computers, which is the entity that generates about 95% of our total revenues. Upon completion of the consolidation you will become the General Counsel of the new entity, Newegg Computers. When you join the company, management will recommend that you be granted an option for the purchase of (TBD) shares of Newegg common stock under the equity incentive plan that is being developed by our outside compensation consultant. The exercise price will be the fair market value (FMV) of the Newegg common stock at the date the option is granted.

The option will only be exercisable by you, assuming continuous employment, at the rate of (TBD) of the total shares covered by the option per year, beginning with the first year anniversary of your date of hire. The option and all shares may not be transferred or assigned or sold to any person except in accordance with the stock option agreement referred to in this paragraph. The company will retain a right to purchase the shares you acquire under the option in the event of your separation from employment with ABS (due to death, disability, or termination), but will not be obligated to purchase them. You will be required to sign the company’s stock option agreement that reflects this option and other terms and conditions that will apply to the option and the shares. The option proposed for you is subject to the approval of an equity plan by the Board and the shareholders of Newegg and Newegg’s compliance with applicable securities and corporate laws.

You will also be provided an executive benefits package paid in full by the company. It offers Medical, Dental, Vision Care, Life and AD&D insurance. Your benefits eligibility begins as of your start date and the coverage is for you and your family. A benefits coverage summary sheet is attached.

A 401K plan is available after six months of employment. All regular full time employees who have completed six months of continuous service and are at 21 years of age are eligible for deferral. For details please see the attached 401K plan benefits summary for 2005-2006.

We have a company wide policy of at will employment, including for executives. We would like to inform you that you are an “employee-at-will,” and your employment is terminable at any time for any reason or no reason at all by either you or the company. This offer is not intended to be a contract of employment and shall not be construed as such. Also, this offer is contingent upon the successful completion of your background investigation.

Lastly, company policies, as adopted or modified from time to time, are conditions of your employment.

We are looking forward to your joining our team here at ABS Computer Technologies, Inc. If you have any questions please do not hesitate to contact me.